Exhibit 99.1

Digital Ally Announces that the U.S. Patent Office Has Confirmed the Validity of its Revolutionary ‘292 Patent on Body Camera Technology

Digital Ally Files Lawsuit against TASER International, Inc. for Willful Infringement and Seeks an Injunction Preventing TASER from Selling its Axon Body Camera Product Line

LENEXA, KS — (January 15, 2016) - Digital Ally, Inc. (NASDAQ: DGLY) (the “Company”), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced that yesterday afternoon the United States Patent Office (“USPTO”) has confirmed the validity of its revolutionary auto-activation technology for law enforcement body cameras. Digital Ally also has filed suit in the U.S. District Court for the District of Kansas against TASER International, Inc. (“TASER”), alleging willful patent infringement against TASER’s Axon body camera product line.

Recognizing a critical limitation in law enforcement camera technology, Digital Ally pioneered the development of its VuLink ecosystem that provides intuitive auto-activation functionality as well as coordination between multiple recording devices. The USPTO has recognized these pioneering efforts by granting Digital Ally multiple patents with claims covering numerous features, such as automatically activating an officer’s cameras when the light bar is activated or a data-recording device such as a smart weapon is activated. Additionally, Digital Ally’s patent claims cover automatic coordination between multiple recording devices. Prior to this work, officers were forced to manually activate each device while responding to emergency scenarios—a requirement that both decreased the usefulness of the existing camera systems and diverted officers’ attention during critical moments.

The Patent Office just reconfirmed the validity of one of these patents—U.S. Patent No. 8,781,292 (“the ‘292 patent”). The ‘292 patent previously was subject to attack by TASER, who tried to invalidate it at the USPTO. TASER then prematurely claimed victory in its own press release before the process was finished. The USPTO ultimately rejected TASER’s efforts and confirmed the validity of the ‘292 patent with 59 claims covering various aspects of this valuable auto-activation technology.

Despite the USPTO’s recognition of the validity of the ‘292 patent, TASER continues to offer for sale, sell, and market its Axon technology in total disregard of Digital Ally’s federally protected patent rights. As a result, Digital Ally is aggressively challenging TASER’s infringing conduct, seeking both monetary damages and a permanent injunction preventing TASER from continuing to sell its Axon Signal technology.

“Digital Ally is committed to developing advanced and intuitive law enforcement camera systems that integrate seamlessly with officers’ duties to provide minimal distraction even under the highest pressure moments,” said Stanton Ross, CEO of Digital Ally. “Our VuLink technology accomplishes that goal, providing countless options for automatically activating multiple cameras from numerous viewpoints and coordinating their event captures to facilitate evidence processing and preservation,” continued Mr. Ross. “Given our investment and superior implementation of the technology and its importance to the safety of officers and our communities, Digital Ally could not sit silently while TASER misappropriated our intellectual property and used our very own inventions to compete against us,” concluded Mr. Ross.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the ultimate outcome of the Company’s litigation against TASER International, Inc.; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the three and nine months ended September 30, 2015, as filed with the Securities and Exchange Commission.

Contact:

For Additional Information
Stanton E. Ross
CEO
(913) 814-7774

or

Thomas J. Heckman
CFO
(913) 814-7774